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                                                                     EXHIBIT 2.2

                              AMENDMENT NO. 1 TO
                      AGREEMENT AND PLAN OF REORGANIZATION


     This Amendment No. 1 to Agreement and Plan of Reorganization (the "Amendment") is made and entered into as of January 13, 2000, by and among eMachines, Inc., a Delaware Corporation ("Parent"), eMachines Acquisition Corp., a Delaware corporation ("Merger Sub") and a wholly-owned subsidiary of Parent, and FreePC, Inc., a Delaware corporation (the "Company"). All capitalized terms used herein but not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

                                    RECITALS

     1. Each of Parent, Merger Sub and Company is a party to an Agreement and Plan of Reorganization, dated as of November 24, 1999 (the "Merger Agreement").

     2. Parent, Sub and the Company wish to amend certain provisions of the Merger Agreement.

                                   AGREEMENT

     NOW THEREFORE, the parties hereby agree as follows:

1.   Definitions.  All capitalized terms used herein but not otherwise defined
     -----------
herein shall have the meanings given to them in the Merger Agreement.

2.   Amendment of the Merger Agreement.  Section 5.10 of the Merger Agreement is
     ---------------------------------
hereby amended and restated in its entirety to read as follows:

          5.10 Stock Options
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               (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (each a "Company Option") under the Company's Stock Option Plans, whether vested or unvested, will be assumed by Parent. Each Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Company's Stock Option Plans pursuant to which such Company Option was issued and as provided in the respective option agreements immediately prior to the Effective Time, except as otherwise agreed by Parent and the holder of such Company Option, and except that:

               (i) subject to applicable vesting, such Company Option will be exercisable for (x) that number of shares of Parent Common Stock (rounded down to the nearest whole number of shares of Parent Common Stock) equal to the product of (1) 0.7 multiplied by the number of shares of Company Common Stock that were issuable upon exercise of such Company Option

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     immediately prior to the Effective Time multiplied by (2) the Exchange
     Ratio, and (y) a warrant to purchase a number of shares of Parent Common Stock (rounded down to the nearest whole number of shares of Parent Common Stock) equal to the product of (1) 0.3 multiplied by the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by (2) the Exchange Ratio, such that upon exercise of such Company Option, the holder will receive for each share of Company Common Stock that the holder otherwise would be entitled to receive upon such exercise 1.10005585 shares of Parent Common Stock (the "Exercise Shares") and a right to purchase
     0.47145251 shares of Parent Common Stock (the "Warrant Right" and together with the Exercise Shares, the "Exercise Security"), which rights shall be evidenced collectively by a warrant to purchase such number of shares of Parent Common Stock (rounded down to the nearest whole number of shares of Parent Common Stock) as is equal to the product of 0.47145251 multiplied by the number of shares of Company Common Stock for which such Company Option is exercised, which Warrant shall be in the form attached hereto as Exhibit
                                                                         -------
     D (except that if any portion of such Company Option vests after the
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     "Expiration Date" determined in accordance with Section 1 of such Warrant, such "Expiration Date" for purposes of the portion of the Warrant that relates to such portion of the Company Option that has just then vested shall be the date that is 30 days after the date the right to purchase such portion of the Company Option first vests); and

               (ii) the exercise price for each Exercise Security shall be equal to the per share exercise price under the Company Options for the Company Common Stock, all in accordance with the rules of Section 424(a) of the Code, and the regulations promulgated thereunder, and such rules shall apply even with respect to options that are not "incentive stock options" (within the meaning of Section 424 of the Code).

          (b) As soon as practicable after the Effective Time, Parent shall deliver to each holder of Company Options, an appropriate notice regarding the assumption by Parent of the holder's Company Options and stating that
     (x) the agreements evidencing the grants of such Company Options (the "Stock Option Agreements") shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.10 after giving effect to the Merger or to those terms and conditions otherwise agreed to by Parent and the holder of such Company Option); and (y) if any portion of a Company Option vests after the "Expiration Date" determined in accordance with Section 1 of the form of Warrant, the "Expiration Date" for purposes of Section 1 of any Warrant issued upon exercise of the Company Option will be the date that is 30 days after the date the right to purchase such portion of the Company Option first vests but such extended Expiration Date shall only apply to the portion of the Warrant that corresponds to the portion of the Company Option that has just vested.
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          (c) Parent shall comply with the terms of the Company Stock Option
     Plans (subject to the adjustments required by this Section 5.10 after giving effect to the Merger and to the amendments in employment agreements to be agreed, as set forth below) and shall use its reasonable efforts to ensure, to the extent required by and subject to the provisions of such plans, that Company Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options of Parent after the Effective Time.

          (d) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Options assumed in accordance with this Agreement. Parent shall use reasonable efforts to amend each option agreement under the Company's Stock Option Plans as promptly as practicable after the Effective Time in accordance with the foregoing.


3.   Effect of Amendment.  Except as otherwise specifically provided herein, the
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Merger Agreement shall remain in full force and effect.

4.   Governing Law.  This Amendment shall be governed in all respects, including
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validity, interpretation and effect, by the laws of the State of California.

5.   Counterparts.  This Amendment may be executed in one or more counterparts,
     ------------
all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.



  [This space intentionally left blank.  Signatures follow on the next page.]


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     IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company have caused this Amendment No. 1 to Agreement and Plan of Reorganization to be signed below on its behalf by a duly authorized representative thereof as of the date first above written.


                                    EMACHINES, INC.

                                    By: /s/ Stephen A. Dukker
                                       --------------------------------
                                      Stephen A. Dukker
                                      Chief Executive Officer

                                    EMACHINES ACQUISITION CORP.

                                    By: /s/ Stephen A. Dukker
                                       --------------------------------
                                      Stephen A. Dukker
                                      Chief Executive Officer

                           FREEPC, INC.

                           By: /s/ Donald S. La Vigne
                               ----------------------------------------
                            Donald S. La Vigne,
                            Chief Executive Officer

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